Exhibit 99.3

SCHEDULE A

Funds

Date	Number of Shares Bought	Price Per Share($) (1)(2)
01/08/2025	2,306,633	6.862221	(3)
01/10/2025	1,079,526	6.842673	(4)
01/13/2025	487,864	6.853661	(5)
01/14/2025	378,734	6.850986	(6)
01/15/2025	420,579	6.855742	(7)
01/16/2025	221,690	6.863463	(8)
01/17/2025	240,645	6.876016	(9)

(1) Excludes commissions and other execution-related costs.

(2) Upon request by the staff of the Securities and Exchange Commission, full information regarding the number of shares bought or sold (as the case may be) at each separate price will be provided.

(3) Reflects a weighted average purchase price of $6.862221 per share, at prices ranging from $6.84 to $6.89 per share.

(4) Reflects a weighted average purchase price of $6.842673 per share, at prices ranging from $6.83 to $6.88 per share.

(5) Reflects a weighted average purchase price of $6.853661 per share, at prices ranging from $6.83 to $6.89 per share.

(6) Reflects a weighted average purchase price of $6.850986 per share, at prices ranging from $6.84 to $6.88 per share.

(7) Reflects a weighted average purchase price of $6.855742 per share, at prices ranging from $6.85 to $6.88 per share.

(8) Reflects a weighted average purchase price of $6.863463 per share, at prices ranging from $6.85 to $6.88 per share.

(9) Reflects a weighted average purchase price of $6.876016 per share, at prices ranging from $6.86 to $6.87 per share.